Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ascent Solar Technologies, Inc. on Forms S-3 (Nos. 333-267971, and 333-267915), of our report dated February 21, 2024 relating to our audit of the financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

February 21, 2024